EXHIBIT 99.3

FIRST DATA CORPORATION

STOCK OWNERSHIP GUIDELINES

Each director and member of the management executive committee of First Data Corporation is encouraged to maintain ownership of First Data common stock to align their financial interests with the interests of shareholders. On December 7, 2005, the Board of Directors established the following share ownership guidelines to reinforce this principle and further promote First Data's commitment to sound corporate governance.

Minimum Ownership Requirements (number of shares)
Chief Executive Officer	150,000
Other Members of the Management Executive Committee	30,000
Director	10,000

Directors and Officers will have five years from the date they are subject to a requirement to meet the corresponding ownership guideline. If an individual's stock ownership guideline increases for any reason they will have five years to achieve the incremental guideline.

Share ownership will include each of the following.

  Shares purchased on the open market
  Shares owned jointly with or separately by spouse.
  Shares held through an employee stock purchase plan or retirement plan
  Shares obtained through a stock option exercise
  Vested Restricted Stock/Restricted Stock Unit shares
  For purposes of the director ownership requirement, any stock option or stock appreciation right purchased from First Data which are vested and unexercised shall be credited at the percentage of its purchase price in relation to the fair market value of First Data stock on the date of purchase under the applicable plan (e.g., shares subject to options purchased at 25% of fair market value will be credited at 25% for purposes of these guidelines; 40,000 options purchased at 25% of fair market value would receive a credit of 10,000 shares )

Failure to meet, or in unique circumstances to show sustained progress toward meeting, these ownership requirements may result in the reduction of future equity grants to the executive.

There may be rare instances in which these guidelines would place a hardship on the director or executive. In such instances the Board of Directors or a committee of the Board may approve an alternative stock ownership plan that reflects both the intention of these guidelines and the individual's circumstances.